SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 20, 2008

RC2 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-22635	36-4088307
(Commission File Number)	(I.R.S. Employer I.D. Number)

1111 West 22nd Street Suite 320 Oak Brook, Illinois	60523
(Address of Principal Executive Offices)	(Zip Code)

630-573-7200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On June 20, 2008, certain subsidiaries (collectively, the "Purchasers") of RC2 Corporation, a Delaware corporation (the "Company"), entered into an Asset Purchase Agreement (the "Agreement") with Publications International, Ltd., an Illinois corporation, and certain of its affiliates (collectively, the "Sellers").  Pursuant to the Agreement, the Purchasers agreed to purchase certain accounts receivable, personal property, leases, inventory, raw materials, intellectual property and other assets that are primarily related to the Sellers' children's publishing division, which sells and distributes sound books, non-electronic books and accessories targeted primarily at preschool-aged children (the "Business"), and to assume certain liabilities to the extent related thereto.  The Purchasers will pay an aggregate cash purchase price of $163 million for the Business, subject to adjustment based upon the amount of the working capital relating to the Business as of the closing.  This transaction and the Company's future working capital needs are expected to be financed with a new syndicated senior secured credit facility for $325 million.

The transaction is currently scheduled to close in the third quarter of 2008, subject to antitrust and third party approvals, and other customary closing conditions.  The Purchasers and the Sellers have the right to terminate the Agreement prior to the closing under certain circumstances, including, without limitation, by mutual written consent or by either the Purchasers or the Sellers if the closing has not occurred on or before the 60th day after the date of the Agreement, unless the terminating party is in material breach of the Agreement.

This description of the Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Agreement has been filed as an exhibit to provide investors and stockholders with information regarding its terms.  It is not intended to provide any other factual information about the Company or the Business.  In particular, the assertions embodied in the representations and warranties contained in the Agreement are qualified by information in confidential disclosure schedules provided by the Purchasers and the Sellers in connection with the signing of the Agreement.  These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Agreement.  Moreover, certain representations and warranties in the Agreement were used for the purpose of allocating risk between the Purchasers and the Sellers, rather than establishing matters as facts.  In addition, some of these representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality that is different from that generally applicable to public disclosures by the Company.  Accordingly, investors and stockholders should not rely on the representations and warranties in the Agreement as characterizations of the actual state of facts about the Company, the Purchasers, the Business or the Sellers.

Section 9 – Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

           (a)   Financial Statements of Business Acquired.

                   It is not practical to provide financial statements of the business acquired at this time.  Such financial statements are expected to be filed in an amendment to this Form 8-K no later than September 5, 2008.

           (b)   Pro Forma Financial Information.

                  It is not practical to provide unaudited pro forma financial information at this time.  Such pro forma financial information is expected to be filed in an amendment to this Form 8-K no later than September 5, 2008.

           (c)   Shell Company Transactions.

                  Not applicable.

           (d)   Exhibits.

                  The following exhibits are filed herewith:

      Exhibit 2.1 – Asset Purchase Agreement dated as of June 20, 2008 among Learning Curve Brands, Inc., RC2 Australia Pty. Ltd., Racing Champions International Limited, Learning Curve Mexico S. de R.L. de C.V., RC2 Limited, RC2 (Asia) Limited, Publications International, Ltd., PIL, L.L.C., JRS Distribution Co., Publications International Limited Partnership, Publications International, Ltd. L.P. and Publications International, Ltd. S de R.L. de C.V.

   Exhibit 99.1 – Press Release issued June 23, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, RC2 Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RC2 CORPORATION
Date:  June 26, 2008
BY /s/ Jody L. Taylor
       Jody L. Taylor, Chief Financial Officer